Exhibit 99.1

Delcath Systems Announces Ratio for Reverse Stock Split

October 18, 2019

NEW YORK, Oct. 18, 2019 (GLOBE NEWSWIRE) — Delcath Systems, Inc. (OTCQB: DCTH), an interventional oncology company focused on the treatment of primary and metastatic liver cancers, announces that the Company’s Board of Directors has authorized a reverse stock split of the Company’s common stock at a ratio of 1-for-100. The Company’s Board of Directors was authorized to effect the reverse stock split by shareholder approval of its Proxy Solicitation filed with the Securities Exchange Commission on August 19, 2019. The proposal to effect a reverse stock split was approved by shareholders on September 17, 2019. The reverse stock split will be effected prior to the initiation of trading on October 22, 2019.

Beginning with the October 22, 2019 trading date, Delcath’s shares will be designated by the symbol DCTHD for 20 trading days, and thereafter will revert to the symbol DCTH. The new CUSIP number for the common stock following the reverse stock split will be 24661P 807.

The reverse stock split will reduce the number of shares of common stock issued and outstanding or reserved for issuance from approximately 1.4 billion to approximately 14 million.

American Stock Transfer & Trust Company is acting as the exchange agent and transfer agent for the reverse stock split. Stockholders holding their shares in book-entry form or in brokerage accounts need not take any action in connection with the reverse stock split. Beneficial holders are encouraged to contact their bank, broker or custodian with any procedural questions.

About Delcath System, Inc.

Delcath Systems, Inc. is an interventional oncology company focused on the treatment of primary and metastatic liver cancers. Our investigational product – Melphalan Hydrochloride for Injection for use with the Delcath Hepatic Delivery System (Melphalan/HDS) – is designed to administer high-dose chemotherapy to the liver while controlling systemic exposure and associated side effects. We have been enrolling a global Registration clinical trial for Patients with Hepatic Dominant Ocular Melanoma (OM) called The FOCUS Trial and have initiated a global Phase 3 clinical trial for intrahepatic cholangiocarcinoma (ICC) called The ALIGN Trial. Melphalan/HDS has not been approved by the U.S. Food & Drug Administration (FDA) for sale in the U.S. In Europe, our system is marketed under the trade name Delcath Hepatic CHEMOSAT® Delivery System for Melphalan (CHEMOSAT) and has been used at major medical centers to treat a wide range of cancers of the liver. Since January 2019 CHEMOSAT is marketed under an exclusive licensing agreement with medac, a privately held multi-national pharmaceutical company headquartered in Germany and specializing in the treatment and diagnosis of oncological, urological and autoimmune diseases.

Safe Harbor / Forward-Looking Statements

Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to: the timing and results of the Company’s clinical trials, including without limitation the OM and ICC clinical trial programs, and timely enrollment and treatment of patients in the global Phase 3 OM and ICC clinical trials; IRB or ethics committee clearance of the Phase 3 OM and ICC Registration trial protocols from participating sites and the timing of site activation and subject enrollment in each trial; the impact of the presentations at major medical conferences and future clinical results consistent with the data presented; approval of Individual Funding Requests for reimbursement of the CHEMOSAT procedure; the impact, if any of ZE reimbursement on potential CHEMOSAT product use and sales in Germany; clinical adoption, use and resulting sales, if any, for the CHEMOSAT system to deliver and filter melphalan in Europe including the key markets of Germany and the UK; the Company’s ability to successfully commercialize the Melphalan HDS/CHEMOSAT system and the potential of the Melphalan HDS/CHEMOSAT system as a treatment for patients with primary and metastatic disease in the liver; our ability to obtain reimbursement for the CHEMOSAT system in various markets; approval of the current or future Melphalan HDS/CHEMOSAT system for delivery and filtration of melphalan or other chemotherapeutic agents for various indications in the U.S. and/or in foreign markets; actions by the FDA or other foreign regulatory agencies; the Company’s ability to successfully enter into strategic partnership and distribution arrangements in foreign markets and the timing and revenue, if any, of the same; uncertainties relating to the timing and results of research and development projects; and uncertainties regarding the Company’s ability to obtain financial and other resources for any research, development, clinical trials and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact:

Delcath Investor Relations

Email: investorrelations@delcath.com

Hayden IR

James Carbonara

(646)-755-7412

james@haydenir.com

Brett Maas

(646) 536-7331

brett@haydenir.com

Source: Delcath Systems, Inc.